Exhibit 1.2

EARLYBIRDCAPITAL, INC.

366 Madison Avenue

New York, New York 10017

________________, 2018

Graf Industrial Corp.

118 Vintage Park Blvd., Suite W-222

Houston, Texas 77070

Attn: James A. Graf, Chief Executive Officer

Ladies and Gentlemen:

This is to confirm our agreement whereby Graf Industrial Corp., a Delaware corporation (“Company”), has requested EarlyBirdCapital, Inc. (“EBC”) and Oppenheimer & Co. Inc. (“Oppenheimer” and together with EBC, the “Advisors”) to serve as the Company’s advisors in connection with the Company effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination (in each case, a “Business Combination”) with one or more businesses (each a “Target”) as described in the Company’s Registration Statement on Form S-1 (File No. 333-227396) filed with the U.S. Securities and Exchange Commission (“Registration Statement”) in connection with its initial public offering (“IPO”).

1.            Services and Fees.

(a)          The Advisors will, from time to time, upon the Company’s request and in consultation with the Company:

(i)	Assist the Company in preparing presentations for each potential Business Combination;

(ii)	Assist the Company in arranging meetings with Company stockholders, including making calls directly to stockholders, to discuss each potential Business Combination and each potential Target’s attributes and providing regular market feedback, including written status reports, from these meetings and participate in direct interaction with stockholders, in all cases to the extent legally permissible;

(iii)	Introduce the Company to potential investors to purchase the Company’s securities in connection with each potential Business Combination;

(iv)	Assist the Company in obtaining any stockholder approval for each potential Business Combination, including assistance with the Company’s proxy statement or tender offer materials;

(v)	Assist the Company with the preparation of any press releases and filings related to each potential Business Combination or Target; and

(vi)	Assist the Company with any other reasonable advisory and marketing services as may be appropriate in connection with the Company’s search for and consummation of a Business Combination (the activities described in the foregoing clauses (i)-(vi), the “Services”).

(b)          As compensation for the Services, the Company will (1) pay the Advisors a cash fee equal to 3.5% of the gross proceeds received by the Company in the IPO (the “Cash Fee”), which Cash Fee shall be allocated 70% to EBC and 30% to Oppenheimer, of which up to 40% of the Cash Fee may be paid, at the Company’s discretion, to other FINRA members that assist the Company in consummating a Business Combination (any amounts paid to other FINRA members shall decrease the amounts payable to the Advisors on a pro rata basis in proportion to the Cash Fee payable to them (i.e., 70% to EBC and 30% to Oppenheimer)), and (2) issue EBC (and/or its designees) 150,000 shares of the Company’s common stock (the “Shares” and together with the Cash Fee, the “Fee”). The Cash Fee shall be due and payable, and the Shares shall be issuable, at the closing of the Business Combination (“Closing”). If a proposed Business Combination is not consummated for any reason, no Cash Fee shall be due or payable and no Shares shall be issuable hereunder. The Company agrees that it will register the Shares for resale. The Company will use its best efforts to effect such registration in connection with the Business Combination or, if not then reasonably practicable, to use its best efforts to file a registration statement covering the resale of the Shares within 15 days of the Closing and have such registration statement declared effective as soon as possible thereafter.

(c)          The Fee shall be exclusive of any finder’s fees which may become payable to the Advisors pursuant to any other agreement between EBC, Oppenheimer and the Company or the Target.

(d)          Notwithstanding anything to the contrary contained herein, no portion of the Fee will be paid prior to the date that is 90 days from the effective date of the Registration Statement, unless FINRA determines that such payment would not be deemed underwriters’ compensation in connection with this offering pursuant to FINRA Rule 5110(c)(3)(B)(ii).

2.            Expenses.

At the Closing, the Company shall reimburse the Advisors for all reasonable and documented costs and expenses incurred by the Advisors (including reasonable fees and disbursements of counsel) in connection with the performance of the Services; provided, however, any costs and/or expenses in excess of $5,000 in the aggregate shall be subject to the Company’s prior written approval, which approval will not be unreasonably withheld. The expenses and costs will be charged at cost without markup.

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3.            Company Cooperation; Information.

(a)          The Company will provide full cooperation to the Advisors as may be necessary for the efficient performance by the Advisors of their obligations hereunder, including, but not limited to, providing to the Advisors and their counsel, on a timely basis, all documents and information regarding the Company and Target that the Advisors may reasonably request or that are otherwise relevant to the Advisors’ performance of their obligations hereunder (collectively, the “Information”); making the Company’s management, auditors, consultants, and advisors available to the Advisors; and, using commercially reasonable efforts to provide the Advisors with reasonable access to the management, auditors, suppliers, customers, consultants and advisors of Target. The Company will promptly notify the Advisors of any change in facts or circumstances or new developments affecting the Company or Target or that might reasonably be considered material to the Advisors’ engagement hereunder.

(b)          The Advisors agree to keep strictly confidential all information conveyed by the Company or the Company’s Representatives (as defined below) to the Advisors in connection with this Agreement including, for the avoidance of doubt, the identities of any Targets and any Business Combination, in whatever form, whether written, electronic or oral, and to execute a non-disclosure agreement in customary form reasonably acceptable to the Advisors if requested to do so by the Company.

4.            Representations, Warranties, and Covenants.

(a)          The Company represents, warrants, and covenants to the Advisors that all Information it makes available to the Advisors by or on behalf of the Company in connection with the performance of their obligations hereunder will not, to the Company’s knowledge, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make statements made, in light of the circumstances under which they were made, not misleading as of the date thereof and as of the consummation of the Business Combination. The Company acknowledges and agrees that the Advisors will use and rely on the accuracy and completeness of the Information supplied to the Advisors without having the obligation to independently verify the same.

(b)          Each Advisor represents, warrants and covenants to the Company that it is not prohibited from entering into this Agreement by any other contract, agreement, law or order.

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5.            Indemnity.

The Company shall indemnify the Advisors and their affiliates and directors, officers, employees, shareholders, representatives, and agents in accordance with the indemnification provisions set forth in Annex I hereto, all of which are incorporated herein by reference. Notwithstanding the foregoing and Annex I, each Advisor hereby acknowledges that the Company has established a trust account (the “Trust Account”) containing the proceeds of the IPO and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of the Company’s public stockholders and certain other parties (including the underwriters of the IPO). For and in consideration of the Company entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Advisor hereby agrees that it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any assets held in the Trust Account as a result of entering into this Agreement, and shall not make any claim against the Trust Account as a result of entering into this Agreement, regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”). Each Advisor hereby irrevocably waives any Released Claims that it may have against the Trust Account now or in the future as a result of, or arising out of, any of the Services provided to the Company hereunder and will not seek recourse against the Trust Account with respect thereto.

6.            Use of Name and Reports.

Without the Advisors’ prior written consent, neither the Company nor any of its affiliates (nor any director, officer, manager, partner, member, employee, or agent thereof) shall quote or refer to (i) the Advisors’ names or (ii) any advice rendered by the Advisors to the Company or any communication from the Advisors in connection with performance of the Services, except as required by applicable federal or state law, regulation, or securities exchange rule.

7.            Status as Independent Contractor.

The Advisors shall perform the Services as independent contractors and not as employees of the Company or affiliate thereof. It is expressly understood and agreed to by the parties that the Advisors shall have no authority to act for, represent, or bind the Company or any affiliate thereof in any manner, except as may be expressly agreed to by the Company in writing. In rendering the Services, the Advisors will be acting solely pursuant to a contractual relationship on an arm’s-length basis. This Agreement is not intended to create a fiduciary relationship between the parties and neither the Advisors nor any of the Advisors’ officers, directors or personnel will owe any fiduciary duty to the Company or any other person in connection with any of the matters contemplated by this Agreement.

8.            Potential Conflicts.

The Company acknowledges that the Advisors are full-service securities firms engaged in securities trading and brokerage activities and providing investment banking and advisory services from which conflicting interests may arise. In the ordinary course of business, the Advisors and their affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for their own account or the accounts of customers, in debt or equity securities of the Company, its affiliates, or other entities that may be involved in the transactions contemplated hereby. Additionally, the Advisors regularly enter into agreements similar to this Agreement with other companies. Nothing in this Agreement shall be construed to limit or restrict the Advisors or any of their affiliates in conducting such business.

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9.            Entire Agreement.

This Agreement constitutes the entire understanding between the Company and Advisors with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect thereto. This Agreement may not be modified or terminated orally or in any manner other than by an agreement in writing signed by the Company and Advisors hereto.

10.           Notices.

Any notices required or permitted to be given hereunder shall be in writing and shall be deemed given when mailed by certified mail or private courier service, return receipt requested, addressed to each party at its respective addresses set forth above, or such other address as may be given by a party in a notice given pursuant to this Section.

11.           Successors and Assigns.

This Agreement may not be assigned by any party without the written consent of the other parties. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and, except where prohibited, to their successors and assigns.

12.           Non-Exclusivity.

Nothing herein shall be deemed to restrict or prohibit the engagement by the Company of other consultants providing the same or similar services or the payment by the Company of fees to such other consultants. The Company’s engagement of any other consultant(s) shall not affect the Advisors’ right to receive the Fee and reimbursement of expenses pursuant to this Agreement.

13.           Applicable Law; Venue.

This Agreement shall be construed and enforced in accordance with the laws of the State of New York without giving effect to conflict of laws. In the event of any dispute under this Agreement, then and in such event, each party hereto agrees that the dispute shall be brought and enforced in the courts of the State of New York, County of New York under the accelerated adjudication procedures of the Commercial Division, or the United States District Court for the Southern District of New York, in each event at the discretion of the party initiating the dispute. Each party irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. Each party hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Any such process or summons to be served upon a party may be served by transmitting a copy thereof by registered or certified mail, postage prepaid, addressed to such party at the address set forth at the beginning of this Agreement. Such mailing shall be deemed personal service and shall be legal and binding upon the party being served in any action, proceeding or claim. The parties agree that the prevailing party(ies) in any such action shall be entitled to recover from the other party(ies) all of its reasonable attorneys’ fees and expenses relating to such action or proceeding and/or incurred in connection with the preparation therefor.

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14.           Counterparts.

This Agreement may be executed in several original or facsimile counterparts, each one of which shall constitute an original, and together shall constitute but one instrument.

[Signature Page Follows]

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If the foregoing correctly sets forth the understanding between the by Advisors and the Company with respect to the foregoing, please so indicate your agreement by signing in the place provided below, at which time this letter shall become a binding contract.

EARLYBIRDCAPITAL, INC.

By: _____________________________
Name:
Title:

OPPENHEIMER & CO. INC.

By: _____________________________
Name:
Title:

AGREED AND ACCEPTED BY:

GRAF INDUSTRIAL CORP.

By:_____________________________
Name:
Title:

[Signature Page to Business Combination Marketing Agreement]

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ANNEX I

Indemnification

In connection with the Company's engagement of EarlyBirdCapital, Inc. and Oppenheimer & Co. Inc. (the “Advisors”) pursuant to that certain letter agreement (“Agreement”) of which this Annex forms a part, Graf Industrial Corp. (the “Company”) hereby agrees, subject to Section 5 of the Agreement, to indemnify and hold harmless the Advisors and their affiliates and their respective directors, officers, shareholders, agents and employees of any of the foregoing (collectively the “Indemnified Persons”), from and against any and all claims, actions, suits, proceedings (including those of shareholders), damages, liabilities and expenses incurred by any of them (including the reasonable fees and expenses of counsel), as incurred, (collectively a “Claim”), that are related to or arise out of the Agreement and any actions taken or omitted to be taken by any Indemnified Person as contemplated by the Agreement or in accordance with and at the Company’s request or with the Company’s consent in connection with the Agreement, and the Company shall reimburse any Indemnified Person for all expenses (including the reasonable fees and expenses of counsel) as incurred by such Indemnified Person in connection with investigating, preparing or defending any such claim, action, suit or proceeding, in connection with pending or threatened litigation in which any Indemnified Person is a party. The Company will not, however, be responsible for any Claim that is finally judicially determined to have resulted from the gross negligence or willful misconduct of any person seeking indemnification for such Claim. The Company further agrees that no Indemnified Person shall have any liability to the Company for or in connection with the Company's engagement of the Advisors except for any Claim incurred by the Company as a result of such Indemnified Person's gross negligence or willful misconduct.

The Company further agrees that it will not, without the prior written consent of the Advisors, settle, compromise or consent to the entry of any judgment in any pending or threatened Claim in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is an actual or potential party to such Claim), unless such settlement, compromise or consent includes an unconditional, irrevocable release of each Indemnified Person from any and all liability arising out of such Claim.

Promptly upon receipt by an Indemnified Person of notice of any complaint or the assertion or institution of any Claim with respect to which indemnification is being sought hereunder, such Indemnified Person shall notify the Company in writing of such complaint or of such assertion or institution but failure to so notify the Company shall not relieve the Company from any obligation it may have hereunder, except and only to the extent such failure results in the forfeiture by the Company of substantial rights and defenses. If the Company so elects or is requested by such Indemnified Person, the Company will assume the defense of such Claim, including the employment of counsel reasonably satisfactory to such Indemnified Person and the payment of the fees and expenses of such counsel. In the event, however, that legal counsel to such Indemnified Person reasonably determines that having common counsel would present such counsel with a conflict of interest or if the defendant in, or target of, any such Claim, includes an Indemnified Person and the Company, and legal counsel to such Indemnified Person reasonably concludes that there may be legal defenses available to it or other Indemnified Persons different from or in addition to those available to the Company, then such Indemnified Person may employ its own separate counsel to represent or defend him, her or it in any such Claim and the Company shall pay the reasonable fees and expenses of such counsel. Notwithstanding anything herein to the contrary, if the Company fails timely or diligently to defend, contest, or otherwise protect against any Claim, the relevant Indemnified Party shall have the right, but not the obligation, to defend, contest, compromise, settle, assert crossclaims, or counterclaims or otherwise protect against the same, and shall be fully indemnified by the Company therefor, including without limitation, for the reasonable fees and expenses of its counsel and all amounts paid as a result of such Claim or the compromise or settlement thereof.

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In addition, with respect to any Claim in which the Company assumes the defense, the Indemnified Person shall have the right to participate in such Claim and to retain his, her or its own counsel therefor at his, her or its own expense.

The Company agrees that if any indemnity sought by an Indemnified Person hereunder is held by a court to be unavailable for any reason then (whether or not any Advisor is an Indemnified Person), the Company and the Advisors shall contribute to the Claim for which such indemnity is held unavailable in such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and the Advisors on the other, in connection with the Advisors’ engagement referred to above, subject to the limitation that in no event shall the amount of the Advisors’ contribution to such Claim exceed the amount of fees actually received by the Advisors from the Company pursuant to the Advisors’ engagement. The Company hereby agrees that the relative benefits to the Company, on the one hand, and the Advisors on the other, with respect to the Advisors’ engagement shall be deemed to be in the same proportion as (a) the total value paid or proposed to be paid or received by the Company or its shareholders as the case may be, pursuant to the transaction (whether or not consummated) for which the Advisors are engaged to render services bears to (b) the fee paid or proposed to be paid to the Advisors in connection with such engagement.

The Company's indemnity, reimbursement and contribution obligations under this Agreement (a) shall be in addition to, and shall in no way limit or otherwise adversely affect any rights that any Indemnified Party may have at law or at equity and (b) shall be effective whether or not the Company is at fault in any way.

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